Exhibit 99.1

October 22, 2001

Endocardial Solutions Reports Third Quarter Earnings Results;
Sales up 88%, EnSite Catheter Revenues Up 101% Over Q3'00

MINNEAPOLIS / ST.PAUL -- Endocardial Solutions, Inc. (Nasdaq: ECSI) today reported net sales for the third quarter ended September 30, 2001 of $5,818,000, compared with revenues of $3,097,000 for the same period of 2000.  The net loss for the third quarter was $1,994,000 or $.13 per share, compared with a net loss of $2,791,000, or $.23 per share, for the same period of 2000.  Year-to-date sales are $15,998,000, compared to $10,194,000 for the same period last year, reflecting an increase of 57%.

"Once again we had a record-breaking quarter across the board," said Jim Bullock, President and Chief Executive Officer.  "Most impressive is the continued forward momentum in EnSite system sales.  This quarter we sold 20 EnSite systems, and we are now poised to significantly overachieve our goal of having 200 systems sold by the end of the year!"

"Additionally, we were very excited to receive FDA approval on our Precision™ software.  This is the most significant improvement in the EnSite 3000™ System since its introduction in June of 1999.  As announced earlier this month, Precision™ dramatically improves the chamber geometry, navigational capabilities, and arrhythmia analysis," stated Bullock.

"Our business models continue to mature in the U.S. and we are encouraged by the response from our customers regarding our direct European marketing and sales progress," concluded Bullock.

The U.S. Food and Drug Administration cleared the EnSite 3000® System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999.

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart).  The EnSite 3000® System provides a 3D graphical display of the heart’s electrical activity.

Earnings Conference Call:

October 23, 2001 beginning at 9:30 (CST)
1-877-272-5391
Moderator: Jim Bullock, President and CEO

                The discussion above is based on preliminary financial results, which are subject to further review and adjustment, and contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding gross margins, operating expenses and revenue expectations, that involve a number of risks and uncertainties.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99 to Endocardial Solutions’ Form 10K/A for the year ended December 31, 2000, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:

Jim Bullock, President and CEO, Endocardial Solutions (651) 523-6928

              jbullock@endocardial.com

Brenda Gutzke, Investor Relations (651) 523-6959  bgutzke@endocardial.com

Endocardial Solutions, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended
	September 30, 2001	September 30, 2000

Revenue	$5,817,633	$3,097,137

Cost of goods sold	2,287,088	1,524,536
Gross profit	3,530,545	1,572,601

Operating expenses:
Research and development	1,446,492	1,203,583
General and administrative	556,996	547,380
Sales and marketing	3,551,849	2,651,396
Operating loss	(2,024,792)	(2,829,758)

Other income (expense):
Interest income	56,275	209,150
Interest expense	(25,046)	(170,428)
	31,229	38,722

Net loss for the period	$(1,993,563)	$(2,791,036)

Net loss per share - basic and diluted	$(0.13)	$(0.23)

Weighted average shares outstanding	14,810,271	12,223,496

	For the Nine Months Ended
	September 30, 2001	September 30, 2000

Revenue	$15,997,504	$10,194,326

Cost of goods sold	6,588,261	5,329,527
Gross profit	9,409,243	4,864,799

Operating expenses:
Research and development	3,916,334	3,431,228
General and administrative	1,750,402	1,614,823
Sales and marketing	10,791,782	8,153,066
Operating loss	(7,049,275)	(8,334,318)

Other income (expense):
Interest income	231,689	411,193
Interest expense	(129,567)	(507,786)
	102,122	(96,593)

Net loss for the period	$(6,947,153)	$(8,430,911)

Net loss per share - basic and diluted	$(0.50)	$(0.78)

Weighted average shares outstanding	14,028,730	10,870,003

Selected Balance Sheet Data

(Unaudited)

	September 30, 2001	December 31, 2000

Cash and cash equivalents	$4,496,776	$10,759,128
Working capital	7,283,179	7,272,956
Total assets	15,139,927	21,356,333
Total liabilities	5,027,650	11,492,164
Stockholders' equity	10,112,277	9,864,169